Exhibit 8.1

List of Significant Subsidiaries of United Microelectronics Corporation

Company	Jurisdiction of Incorporation	Percentage of Ownership as of December 31, 2011
UMC Group (USA)	California, U.S.A.	100.00%
United Microelectronics (Europe) B.V.	The Netherlands	100.00%
UMC Capital Corp.	Cayman Islands	100.00%
TLC Capital Co., Ltd.	Taiwan, R.O.C.	100.00%
UMC New Business Investment Corp.	Taiwan, R.O.C.	100.00%
Green Earth Limited	Samoa	100.00%
Fortune Venture Capital Corp.	Taiwan, R.O.C.	100.00%
UMC Japan	Japan	100.00%
UMC Investment (Samoa) Limited	Samoa	100.00%
Unitruth Investment Corp.	Taiwan, R.O.C.	100.00%
UMC Capital (U.S.A)	California, U.S.A.	100.00%
ECP VITA Ltd.	British Virgin Islands	100.00%
Soaring Capital Corp.	Samoa	100.00%
Unitruth Advisor (Shanghai) Co., Ltd.	China	100.00%
Tera Energy Development Co., Ltd.	Taiwan, R.O.C.	100.00%
Green Field (Samoa) Limited	Samoa	100.00%
New Business Realty (Samoa) Limited	Samoa	100.00%
Nexpower Technology Corp.	Taiwan, R.O.C.	57.33%
Wavetek Microelectronics Corporation	Taiwan, R.O.C.	72.16%
United Lighting Opto-Electronic Inc.	Taiwan, R.O.C.	55.25%
United Lighting Opto-Electronic Investment (HK) Limited	China	55.25%
Power Light Investments Limited	Samoa	55.25%
Bao Lin (Shandong) Guang Dian Ke Ji You Xian Gongsi	China	55.25%
Everrich Energy Corp.	Taiwan, R.O.C.	90.61%
Everrich Energy Investment (HK) Limited	China	90.61%
Everrich (Shandong) Energy Co. (formerly Yongsheng (Shandong) Energy Co.)	China	90.61%
Unistars Corp.	Taiwan, R.O.C.	72.83%
Topcell Solar International Co. Ltd.	Taiwan, R.O.C.	70.09%
Smart Energy Enterprises Limited	China	90.61%
Smart Energy ShanDong Corporation	China	90.61%
Wavetek Microelectronics Investment (HK) Limited	China	72.16%
Newenergy Holding Limited	Samoa	57.33%
Futurepower Holding Limited	Samoa	57.33%
Nexpower (Shandong) Energy Co., Ltd	China	57.33%
NPT Holding Limited	Samoa	57.33%
NLL Holding Limited	Samoa	57.33%